SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.        )

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eGain Communications Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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eGAIN COMMUNICATIONS

CORPORATION

345 East Middlefield Road

Mountain View, CA 94043

(650) 230-7500

November     , 2004

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of eGain Communications Corporation that will be held on December 15, 2004, at 10:00 A.M., at 345 East Middlefield Road, Mountain View, California.

The formal notice of the Annual Meeting and the Proxy Statement have been made a part of this invitation.

After reading the Proxy Statement, please mark, date, sign and return, at an early date, the enclosed proxy in the enclosed prepaid envelope, to ensure that your shares will be represented. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY OR ATTEND THE ANNUAL MEETING IN PERSON.

A copy of eGain’s 2004 Annual Report to Stockholders on Form 10-K is also enclosed.

The Board of Directors and management look forward to seeing you at the meeting.

Sincerely yours,

Ashutosh Roy

Chief Executive Officer

eGAIN COMMUNICATIONS CORPORATION

Notice of Annual Meeting of Stockholders

to be held December 15, 2004

To the Stockholders of eGain Communications Corporation:

The Annual Meeting of Stockholders of eGain Communications Corporation, a Delaware corporation (“eGain”), will be held at 345 East Middlefield Road, Mountain View, California, on December 15, 2004, at 10:00 A.M., Pacific Time, for the following purposes:

1.	To elect directors to serve until the 2005 Annual Meeting of Stockholders and thereafter until their successors are elected and qualified;

2.	Proposal to amend the Company’s Certificate of Incorporation resulting in the conversion of Series A Cumulative Convertible Preferred Stock into a specified number of shares of Common Stock;

3.	Proposal to amend the Company’s Certificate of Incorporation to decrease the number of authorized shares of Common Stock;

4.	To ratify the appointment of BDO Seidman, LLP as eGain’s independent auditors; and

5.	To transact such other business as may properly come before the Annual Meeting and any adjournment of the Annual Meeting.

Stockholders of record as of the close of business on October 29, 2004 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be available at eGain’s offices, 345 E. Middlefield Road, Mountain View, California 94043 ten days prior to the meeting.

It is important that your shares are represented at this meeting. Even if you plan to attend the meeting, we hope that you will promptly mark, sign, date and return the enclosed proxy. This will not limit your right to attend or vote at the meeting.

By Order of the Board of Directors,

Stanley F. Pierson Secretary

Mountain View, California

November     , 2004

eGAIN COMMUNICATIONS CORPORATION

345 East Middlefield Road

Mountain View, CA 94043

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of eGain Communications Corporation, a Delaware corporation (“eGain” or the “Company”), of proxies in the accompanying form to be used at the Annual Meeting of Stockholders of eGain to be held at 345 East Middlefield Road, Mountain View, California on December 15, 2004, 10:00 A.M., Pacific Time, and any postponement or adjournment thereof (the “Annual Meeting”). The shares represented by the proxies received in response to this solicitation and not properly revoked will be voted at the Annual Meeting in accordance with the instructions therein. A stockholder who has given a proxy may revoke it at any time before it is exercised by filing with the Secretary of eGain a written revocation or a duly executed proxy bearing a later date or by voting in person at the Annual Meeting. On the matters coming before the Annual Meeting for which a choice has been specified by a stockholder by means of the ballot on the proxy, the shares will be voted accordingly. If no choice is specified, the shares will be voted “FOR” the election of the five nominees for director listed in this Proxy Statement and “FOR” approval of the proposals referred to in Items 2, 3 and 4 in the Notice of Annual Meeting and described in this Proxy Statement.

Stockholders of record at the close of business on October 29, 2004 (the “Record Date”), are entitled to vote at the Annual Meeting. As of the close of business on that date, eGain had 3,695,739 shares of common stock, $0.001 par value (the “common stock”), outstanding. The presence in person or by proxy of the holders of a majority of eGain’s outstanding shares of common stock constitutes a quorum for the transaction of business at the Annual Meeting. Each holder of common stock is entitled to one vote for each share held as of the Record Date.

Directors are elected by a plurality vote. The five nominees for director who receive the most votes cast in their favor will be elected to serve as a director. Other proposals submitted for stockholder approval at the Annual Meeting will be decided by the affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions with respect to any proposal are treated as shares present or represented and entitled to vote on that proposal and thus have the same effect as negative votes. If a broker which is the record holder of shares indicates on a proxy that it does not have discretionary authority to vote on a particular proposal as to such shares, or if shares are not voted in other circumstances in which proxy authority is defective or has been withheld with respect to a particular proposal, these non-voted shares will be counted for quorum purposes but are not deemed to be present or represented for purposes of determining whether stockholder approval of that proposal has been obtained.

The expense of printing, mailing proxy materials and solicitation of proxies will be borne by eGain. eGain will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of the common stock. No additional compensation will be paid to such persons for such solicitation.

This Proxy Statement, the accompanying form of proxy and the Annual Report to Stockholders on Form 10-K for the fiscal year ended June 30, 2004, including financial statements, are being mailed to stockholders on or about November     , 2004.

IMPORTANT

Please mark, sign and date the enclosed proxy and return it at your earliest convenience in the enclosed postage-prepaid return envelope so that, whether you intend to be present at the Annual Meeting or not, your shares can be voted. This will not limit your rights to attend or vote at the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

The Board of Directors proposes the election of five directors of eGain to serve until the 2005 Annual Meeting of Stockholders and thereafter until their successors are elected and qualified. If any nominee is unable or declines to serve as director at the time of the Annual Meeting, an event not now anticipated, proxies will be voted for any nominee designated by the Board of Directors to fill the vacancy.

Names of the nominees and certain biographical information about them are set forth below:

Ashutosh Roy, age 38, co-founded eGain and has served as Chief Executive Officer and a Director of eGain since September 1997 and as President and Chief Executive Officer since October 1, 2003. From May 1995 through April 1997, Mr. Roy served as Chairman of WhoWhere? Inc., an Internet-services company co-founded by Mr. Roy. From June 1994 to April 1995, Mr. Roy co-founded Parsec Technologies, a call center company based in New Delhi, India. From August 1988 to August 1992, Mr. Roy worked as software engineer at Digital Equipment Corp. Mr. Roy holds a B.S. in Computer Science from the Indian Institute of Technology, New Delhi, a Masters degree in Computer Science from Johns Hopkins University and an MBA from Stanford University.

Gunjan Sinha, age 37, co-founded eGain and has served as a Director of eGain since inception in September 1997 and as President of eGain from January 1, 1998 until September 30, 2003. From May 1995 through April 1997, Mr. Sinha served as President of WhoWhere? Inc. an Internet-services company co-founded by Mr. Sinha. Prior to co-founding WhoWhere? Inc., Mr. Sinha was a hardware developer of multiprocessor servers at Olivetti Advanced Technology Center. In June 1994, Mr. Sinha co-founded Parsec Technologies. Mr. Sinha holds a degree in Computer Science from the Indian Institute of Technology, New Delhi, a Masters degree in Computer Science from UC Santa Cruz, and a Masters degree in Engineering Management from Stanford University.

Mark A. Wolfson, age 52, has served as a Director of eGain since June 1998. Dr. Wolfson has served as a managing partner of Oak Hill Capital Management, Inc. since 1998, a Principal of Oak Hill Venture Partners, since 1999 and a Vice-President of Keystone, Inc. since 1995. Since 2001, Dr. Wolfson has held the title of Consulting Professor at the Stanford University Graduate School of Business, where he has been a faculty member since 1977, including a three-year term as Associate Dean, and formerly held the title of Dean Witter Professor. Dr. Wolfson serves on the board of directors of 230 Park Investors, Accretive Healthcare, Financial Engines and Investment Technology Group. Dr. Wolfson holds a Ph.D. from the University of Texas, Austin and a B.S. and Masters degree from the University of Illinois.

David G. Brown, age 47, has served as a director of eGain since August 2000. Since August 1999, Mr. Brown has served as the managing partner of Oak Hill Venture Partners. Prior to August 1999, Mr. Brown was Vice President and Chief Financial Officer of Keystone, Inc. Prior to May 1998, Mr. Brown served as a principal of Arbor Investors, LLC (since August 1995), as well as a Vice President of Keystone, Inc. (since August of 1993). Mr. Brown serves on the board of directors of ProQuest and several privately held companies. Mr. Brown holds a B.A. degree from Bowdoin College and an M.B.A. from the Amos Tuck School of Business Administration.

Phiroz P. Darukhanavala, age 56, has served as a member of eGain’s Board of Directors since September 2000. Dr. Darukhanavala has served in various capacities with BP Amoco p.l.c. and The British Petroleum Company since 1975, most recently as Vice President and Chief Technology Officer for Group Digital business. Before assuming his current position, Dr. Darukhanavala was Director of Global IT Services for the BP Group responsible for the rollout of the Common Operating Environment project worldwide and IT Functional Chief for BP-Exploration. Dr. Darukhanavala has also served as CIO of BP-Alaska and Director of BP-Exploration Business Systems. Dr. Darukhanavala holds a Ph.D. and M.S. degrees in Operations Research from Case Western Reserve University in Cleveland, Ohio.

Board Meetings and Committees

The Board of Directors held 6 meetings during fiscal 2004. All directors, with the exception of Dr. Darukhanavala, attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees on which such directors serve.

The Board of Directors has appointed a Compensation Committee, a Stock Option Committee, a Nominating and Corporate Governance Committee and an Audit Committee.

The members of the Compensation Committee are three non-employee directors, David G. Brown, Phiroz P. Darukhanavala and Mark A. Wolfson. The Compensation Committee held one meeting during fiscal 2004. The Compensation Committee’s functions are to assist in the implementation of, and provide recommendations with respect to, general and specific compensation policies and practices of eGain.

The members of the Stock Option Committee are Ashutosh Roy and Dr. Wolfson. The Stock Option Committee held one meeting in fiscal 2004 and took certain actions by written consent. The Stock Option Committee’s functions are to grant options to eGain’s employees and other service providers, consistent with eGain’s compensation policies and practices.

The members of the Nominating and Corporate Governance Committee are David G. Brown, Phiroz P. Darukhanavala and Mark A. Wolfson, each of whom has been determined to be independent in accordance with the rules of The Nasdaq Stock Market and the Securities and Exchange Commission. The Nominating and Corporate Governance Committee was established in October 2004 and has had one meeting. The Nominating and Corporate Governance Committee’s primary functions are to seek and recommend to the Board qualified candidates for election to the Board and to oversee matters of corporate governance, including the evaluation of the Board’s performance and processes, and assignment and rotation of members of the committees established by the Board. The Nominating and Corporate Governance Committee operates under the Nominating and Corporate Governance Committee Charter adopted by the Board in October 2004. The Charter is available at the Company’s website at: http://www.egain.com/IR.

The members of the Audit Committee are three non-employee directors, Mr. Brown, Dr. Darukhanavala and Dr. Wolfson, each of whom has been determined to be independent in accordance with the rules of The Nasdaq Stock Market and the Securities and Exchange Commission. Messrs. Wolfson and Brown are the financial experts, as defined by the Securities and Exchange Commission, on the Audit Committee. The Audit Committee held five meetings during fiscal 2004. The Audit Committee’s functions are to review the scope of the annual audit, monitor the independent auditor’s relationship with eGain, advise and assist the Board of Directors in evaluating the independent auditor’s examination, supervise eGain’s financial and accounting organization and financial reporting, and nominate, for approval of the Board of Directors, a firm of certified public accountants whose duty it is to audit the financial records of eGain for the fiscal year for which it is appointed.

Stockholder Communications with the Board of Directors

If you wish to communicate with the Board of Directors, you may send your communications in writing to: Secretary, eGain Communications Corporation, 345 East Middlefield Road, Mountain View, California 94043. You must include your name and address in the written communication and indicate whether you are a stockholder of the Company. The Secretary will review any communications received from a stockholder, and all material communications from stockholders will be forwarded to the appropriate director or directors or committee of the Board based on the subject matter.

Code of Ethics

In October of 2004, the Board approved a code of ethics applicable to the Board, senior management including financial officers, and all other employees. The Code of Ethics and Business Conduct (“Code of

Ethics”) includes standards to deter wrongdoing and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; full, fair, accurate, timely and understandable disclosure in reports filed with the Securities and Exchange Commission; compliance with laws; prompt internal reporting of violations of the Code of Ethics, and accountability for the adherence to the Code of Ethics. The Code of Ethics is available on the Company’s website at: http://www.egain.com/IR. Copies of the Code of Ethics are also available in print upon written request to Secretary, eGain Communications Corporation, 345 East Middlefield Road, Mountain View, California 94043.

Director Qualifications

The Nominating and Corporate Governance Committee periodically reviews with the Board the appropriate skills and characteristics required of Board members given the current Board composition. The Nominating and Corporate Governance Committee believes that the Board should be comprised of individuals who have leadership qualities and a record of success in their arena of activity and who can make substantial contributions to Board operations. The assessment of Board candidates includes, but is not limited to, consideration of relevant industry experience, relevant financial experience, general business experience and compliance with independence and other qualifications necessary to comply with any applicable corporate and securities laws and the rules and regulations thereunder. Specific consideration shall also be given to: (i) contributions valuable to the business community, (ii) personal qualities of leadership, character, judgment and whether the candidate possesses and maintains throughout service on the Board a reputation in the community at large of integrity, competence and adherence to the highest ethical standards, (iii) relevant knowledge and diversity of background and experience in such things as business, software development, manufacturing, technology, finance and accounting, marketing, international business, government and the like; or (iv) whether the candidate is free of conflicts and has the time required for preparation, participation and attendance at all meetings. Other than the foregoing, there are no stated minimum criteria for director nominees. The Nominating and Corporate Governance Committee does, however, believe it is appropriate for at least one, and preferably, multiple, members of the Board to meet the criteria for an “audit committee financial expert” as defined by Securities and Exchange Commission rules, and that a majority of the members of the Board meet the definition of “independent director” under the rules of the Nasdaq Stock Market, although eGain is currently not subject to Nasdaq listing requirements. The Nominating and Corporate Governance Committee also believes it is appropriate for certain members of management to serve on the Board. When evaluating a candidate for the Board, the Nominating and Corporate Governance Committee does not assign specific weight to any of these factors nor does it believe that all of the criteria necessarily apply to every candidate. A director’s qualifications in light of the above-mentioned criteria is considered at least each time the director is nominated or re-nominated for Board membership.

Identifying and Evaluating Director Nominees

The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by Board members and management of the Company. The Nominating and Corporate Governance Committee will consider persons recommended by the Company’s stockholders in the same manner as a nominee recommended by Board members, management, or a third-party executive search firm. A stockholder who wishes to suggest a prospective nominee for the Board should notify eGain’s Secretary or any member of the Nominating and Corporate Governance Committee in writing with any supporting material the stockholder considers appropriate. After completing the evaluation and review, the Nominating and Corporate Governance Committee makes a recommendation to the full Board as to the person who should be nominated to the Board, and the Board considers the nominees after evaluating the recommendation and report of the Nominating and Corporate Governance Committee.

Compensation of Directors

Directors of eGain do not currently receive any fees for service on the Board of Directors. Directors are reimbursed for their expenses for each meeting attended. Pursuant to eGain’s 1998 Stock Plan, each non- employee director will receive, if re-elected as a director at the Annual Meeting, an option to purchase 500 shares of common stock at an exercise price equal to the fair market value of the common stock on the date of grant. Such options will vest on the first anniversary of the grant.

Compensation Committee Interlocks and Insider Participation

Messrs. Brown, Darukhanavala and Wolfson, all of whom are non-employee directors, serve as members of the Compensation Committee. None of eGain’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of eGain’s Board of Directors or Compensation Committee.

The Board of Directors recommends a vote “FOR” election as director of the nominees set forth above.

PROPOSAL 2

PROPOSAL TO AMEND THE COMPANY’S CERTIFICATE OF INCORPORATION

RESULTING IN THE CONVERSION OF SERIES A PREFERRED STOCK INTO A SPECIFIED NUMBER OF SHARES OF COMMON STOCK

Background

Our Board of Directors proposes the approval of the filing of a restated certificate of incorporation (the “Certificate”) which would automatically convert each outstanding share of the Company’s 6.75% Series A Cumulative Convertible Preferred Stock (the “Series A Preferred”) along with all accrued dividends thereon into 13,097 shares of Common Stock. This conversion (“Conversion”) would result in the issuance of approximately 11.6 million shares of Common Stock upon the filing of the Certificate.

Series A Preferred Stock

On August 8, 2000, we issued 35.11 shares of non-voting Series A Cumulative Convertible Preferred Stock, $100,000 stated value per share, and 849.89 shares of non-voting Series B Cumulative Convertible Preferred Stock, $100,000 stated value per share (“Series B Preferred”), in a private placement to certain investors. All shares of Series B Preferred automatically converted into shares of Series A Preferred upon stockholder approval at the November 20, 2000 annual stockholders meeting, as a result of which there are currently issued and outstanding 885 shares of Series A Preferred. In addition, investors received warrants to purchase an aggregate of 383,000 shares of our common stock with a current warrant exercise price of $56.875 per share. The Series A shares have a liquidation preference of $100,000 per share, or an aggregate liquidation preference of $88.5 million, which increases at an annual rate of 6.75% from August 8, 2000, compounded on a semi-annual basis (the “Liquidation Value”). The Liquidation Value as of September 30, 2004 was $116.6 million. Prior to August 8, 2005, the Series A shares are convertible into common stock (including all amounts accreted from August 8, 2000) at the option of the holder at a conversion price of $56.875 per share.

In the event of our liquidation, dissolution or winding up, the holders of Series A Preferred would be entitled to receive, prior to distribution of any proceeds to holders of common stock, proceeds equal to the greater of (i) $88.5 million (plus increases in such liquidation preference at an annual rate of 6.75% from August 8, 2000) or (ii) the amount the holders of the Series A shares would have received had they converted their shares into common stock immediately prior to such liquidation, dissolution or winding up. If we enter into a transaction through which we sell or transfer all or substantially all of our assets or we enter into a merger with another company, then at the option of the holder of Series A Preferred, (A) each share of Series A Preferred may be converted into convertible equity securities of the entity acquiring us, or (B) each Series A Preferred share may convert into shares of common stock based on the current Liquidation Value.

If not sooner converted, on August 8, 2005 we must either, at our option, (i) redeem each outstanding share of Series A Preferred, at a redemption price equal to the Liquidation Value plus any declared but unpaid dividends or (ii) convert the Series A shares into common stock at a price per share equal to 95% of the average closing bid price per share of the common stock on the 20 consecutive trading days immediately prior to the redemption date. The aggregate Liquidation Value as of August 8, 2005 would be $123.36 million.

Reasons for Amendment to Series A Preferred Stock Conversion Ratio

As described above, if not sooner converted, on August 8, 2005 we must either, at our option, (i) redeem all outstanding shares of Series A Preferred, at a total redemption price equal to $123.36 million plus any declared but unpaid dividends or (ii) convert the Series A shares into common stock at a price per share equal to 95% of the average closing bid price per share of the common stock on the 20 consecutive trading days immediately prior to the redemption date. The average closing bid price per share of our common stock over the 20 consecutive trading days ending October 14, 2004 as quoted on the OTC Bulletin Board was $1.00. Assuming the price of our Common Stock over the 20 trading days ending August 8, 2005 remained constant, the Series A Preferred would be converted, pursuant to this option, into an aggregate of approximately 129.85 million shares of Common Stock. We do not believe that we would have sufficient funds to redeem the shares of Series A Preferred for cash and thus would need to rely on the conversion option in the event that the Series A Preferred remains outstanding on August 8, 2005.

Conversion of the Series A Preferred at this time would eliminate the Liquidation Value and would address the existing uncertainty as to the total shares of our Common Stock that would be issued to Series A Preferred holders in August 2005. We believe that elimination of this uncertainty as to the extent of dilution that our shareholders are likely to incur in August 2005 may be beneficial to current and potential new investors in our securities. We also believe that the Liquidation Value of the Series A Preferred represents a substantial impediment to consideration of any merger or sale transaction prior to the August 8, 2005 redemption date, because we expect that potential buyers would be unwilling to assume or pay the Liquidation Value. However, eGain is not in discussions with any potential investors or acquirers, and there is no assurance that the proposed conversion of the Series A Preferred would result in any such discussions or transactions to occur.

In February 2004 eGain’s Common Stock was delisted from the Nasdaq SmallCap Market due to noncompliance with Marketplace Rule 4310(c)(2)(B), which requires companies listed to have a minimum of $2,500,000 in stockholders’ equity or $35,000,000 market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years. Our common stock now trades in the over-the-counter market on the OTC Bulletin Board owned by The Nasdaq Stock Market, Inc., which was established for securities that do not meet the listing requirements of the Nasdaq National Market or the Nasdaq SmallCap Market. eGain intends to seek to regain compliance and begin trading once again on the Nasdaq Stock Market. The Company believes that the anticipated positive effects resulting from the Conversion, including possible greater investor interest in eGain’s Common Stock, could assist eGain in achieving that goal.

Discussions with holders of Series A Preferred Stock

In early 2004, eGain began informal discussions with major holders of its Series A Preferred regarding the possibility of conversion of the Series A Preferred. In March 2004, eGain formed a committee (the “Conversion Committee”) consisting of directors Ashutosh Roy and Phiroz Darukhanavala. The Conversion Committee was charged with, among other things, (i) providing guidance to eGain’s management with respect to process and evaluation of proposals received or prepared by eGain relating to a possible conversion, recapitalization or other action with respect to the Series A Preferred; (ii) considering and making recommendations to the Board of Directors regarding the selection and retention of financial advisors to eGain in connection with a possible recapitalization event; (iii) considering and making recommendations to the Board regarding proposals received by eGain in connection with a possible recapitalization event; and (iv) conducting such investigations and inquiries as the Conversion Committee considered appropriate and necessary in the exercise of its duties. By mid May, eGain and certain of the large holders of Series A Preferred (the “Major Holders”) had tentatively reached consensus as to the basic terms of a proposed conversion of the Series A Preferred into Common Stock. In May 2004, the Conversion Committee hired Financial Strategies Consulting Group, LLC (“FSCG”) to evaluate and analyze certain scenarios whereby the Series A Preferred would convert into Common Stock, including terms under discussion by eGain and the Major Holders. FSCG’s analysis was for advisory purposes; it was not engaged by the Conversion Committee to deliver a fairness opinion regarding a potential conversion. However, its report did conclude that the proposed conversion appeared to be beneficial to the holders of the Company’s Common Stock given the current stock price, valuations in eGain’s industry, and the possibility that the Common Stock price could increase in the event of a conversion of the Series A Preferred.

Having reached a preliminary consensus with certain Major Holders, in June 2004, eGain began discussions with other holders of Series A Preferred regarding the conversion of the Series A Preferred into Common Stock. eGain prepared a Restructuring Agreement and a Voting Agreement seeking to commit the requisite percentage of holders of Series A Preferred to support the Conversion. Under the Company’s charter, the proposed change would require the approval of 66 2/3% of the holders of Series A Preferred, as well as a majority of the holders of Series A Preferred not affiliated with the largest holder of Series A Preferred. As part of the Company’s agreement with the holders of Series A Preferred, in connection with the Conversion, the Series A Preferred holders would receive one additional demand registration right with respect to the shares of Common Stock issued in the Conversion, and the Series A Preferred holders agreed not to sell any shares of Common Stock issued in the Conversion for a period of time following the Conversion. Several holders of Series A Preferred refused to accept the conversion formula as initially proposed by certain Major Holders and the Company. Intermittent discussions ensued over the course of several weeks. During this time, three officers of the Company, Ashutosh Roy, Eric Smit and Promod Narang, purchased an aggregate of 50 shares of Series A Preferred from one of the prior holders. After further discussion, in an effort to reach agreement with holders of a sufficient number of shares of Series A Preferred to effect the conversion, the Company agreed to a conversion formula that would result in each share of Series A Preferred converting into approximately 13,097 shares of Common Stock. As part of the agreement the period of time for which the Series A Preferred holders agreed not to sell any shares issued in the Conversion was extended to 120 days. Effective September 28, 2004, holders of approximately 79% of the outstanding shares of Series A Preferred, on behalf of all holders of Series A Preferred, executed the Restructuring Agreement and the Voting Agreement supporting the Conversion on the terms described herein, copies of which were filed with the Securities and Exchange Commission on Form 8-K on September 30, 2004. A copy will be furnished without charge to beneficial stockholders or stockholders of record upon request to Chief Financial Officer, eGain Communications, 345 E. Middlefield Road, Mountain View, California 94043.

Summary of Conversion

Holders of approximately 79% of the outstanding shares of Series A Preferred, on behalf of all holders of Series A Preferred, have entered into an agreement consenting to vote in favor of the conversion of the Series A Preferred into Common Stock on the terms described herein. The Company is required to obtain the affirmative vote of the holders of not less than a majority of the outstanding Common Stock in order to approve the Conversion. In addition, the Company is seeking the approval of the Conversion by holders of a majority of the outstanding shares of the Company’s Common Stock held by stockholders who do not hold any Series A Preferred.

Effective upon the filing of the Certificate, each issued and outstanding share of Series A Preferred, along with all accrued dividends thereon, shall automatically be converted and reclassified into 13,097 shares of Common Stock. This will immediately increase the number of shares of Common Stock outstanding. Based upon the approximately 3.7 million shares of Common Stock outstanding on October 20, 2004, without accounting for fractional shares, which will be cancelled and paid for in cash, the Conversion would result in our current holders of Common Stock holding only approximately 24% of our outstanding Common Stock following the Conversion.

The following table illustrates the number of shares of Common Stock that would be issuable upon conversion of the Series A Preferred (a) upon a voluntary conversion by the holders as of October 20, 2004; (b) at August 8, 2005, assuming the current stock price; and (c) as a result of the proposed Conversion.

	Voluntary Conversion as of October 20, 2004 (1)	Conversion as of August 8, 2005 (automatic) (2)	Conversion in accordance with Proposal #2 (2)
Each share of Series A Preferred (1 share)	2,322	146,727	13,097
All shares of Series A Preferred (885 shares)	2,054,970	129,853,395	11,590,845

(1)	Assuming a voluntary conversion at the current Series A Preferred conversion price of $56.875 per share of Common Stock.
(2)	Based upon a 20 day closing average as of October 14, 2004 equal to $1.00 per share.

The closing price of the Company’s Common Stock on the trading day immediately preceding the announcement of the proposed conversion set forth in this Proposal 2 was $0.61 per share. Assuming that this price were to remain constant through August 8, 2005 in the absence of the announcement of the Conversion and assuming the Company converted the Series A Preferred at that time in accordance with its terms, the Series A Preferred would receive approximately 18 times as many shares of Common Stock as the number of shares proposed to be issued as a result of this Proposal 2. Based upon the price of $1.20 per share one week following the announcement of the proposed conversion, the Series A Preferred would still receive approximately 9 times as many shares of Common Stock if the Series A Preferred were converted by its terms on August 8, 2005 in accordance with its terms.

The following table sets forth the information concerning the beneficial ownership of Common Stock of eGain as of October 20, 2004 for (i) each person or entity who is know by eGain to own beneficially more than 5% of the outstanding shares of eGain’s common stock; (ii) each of eGain’s directors; eGain’s chief officer and four other most highly compensated executive officers during the fiscal year ended June 30, 2004; and all directors and executive officers of eGain as a group, after giving effect to the Conversion as contemplated in this Proposal 2:

	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
5% Stockholders:
OHCP GenPar, L.P. (1) 201 Main Street, Suite 2415 Ft. Worth, TX 76102	4,397,063	22.3%
J. Taylor Crandall (2) 201 Main Street, Suite 3100 Ft. Worth, TX 76102	1,424,631	9.3
Elliott Associates, L.P. (3) 712 Fifth Avenue New York, NY 10019	1,352,943	8.8
Granite Private Equity III, LLC (4) One Cablevision Center Liberty, NY 12754	1,150,001	7.5
Deutsche Bank A. G. (5) 60 Wall Street New York, NY 10005	1,014,707	6.6
Oak Hill Venture Fund I, L.P. (6) 201 Main Street, Suite 3100 Ft. Worth, TX 76102	811,765	5.3

Directors and Executive Officers:
Ashutosh Roy (7)	1,221,237	7.8
Gunjan Sinha (8)	1,137,164	7.4
Promod Narang (9)	191,093	1.3
Eric Smit (10)	155,966	1.0
Mark A. Wolfson (11)	18,166	*
David G. Brown (12)	17,666	*
Phiroz P. Darukhanavala (13)	11,000	*
Anand Subramaniam (14)	7,300	*
Arnold Adriaanse	—	*
All executive officers and directors as a group (9 persons) (15)	2,759,593	17.5

*	Indicates less than one percent.
(1)

Includes 4,150,134 shares of converted preferred stock and 137,002 shares subject to an immediately exercisable warrant held by Oak Hill Capital Partners, L.P. and 106,414 shares of common stock and 3,513 shares subject to an immediately exercisable warrant held by Oak Hill Capital Management Partners, L.P.

OHCP MGP, LLC, a Delaware limited liability company, is the general partner of OHCP GenPar, L.P., a Delaware limited partnership, which is the general partner of Oak Hill Capital Partners, L.P. and consequently has voting control and investment discretion over securities held by Oak Hill Capital Partners, L.P. OHCP MGP, LLC disclaims beneficial ownership of the shares held by Oak Hill Capital Partners, L.P. OHCP MGP, LLC, a Delaware limited liability company, is the general partner of OHCP GenPar, L.P., a Delaware limited partnership, which is the general partner of Oak Hill Capital Management Partners, L.P and consequently has voting control and investment discretion over securities held by Oak Hill Capital Management Partners, L.P. OHCP MGP, LLC disclaims beneficial ownership of the shares held by Oak Hill Capital Management Partners, L.P. Mark Wolfson, a director of eGain, is a vice president of Oak Hill Capital Management, Inc., a Delaware corporation which provides management and consulting services to Oak Hill Capital Partners, L.P. and Oak Hill Capital Management Partners, L.P. and is a principal of Oak Hill Venture Partners, a related entity of the above-referenced entities. David Brown, a director of eGain, is the managing partner of Oak Hill Venture Partners, a related entity of the above-referenced entities.

(2)	Includes 1,375,192 shares of converted preferred stock and 45,397 shares subject to an immediately exercisable warrant held by FW Investors V, L.P., a Delaware limited partnership, and 4,041 shares held by Group III 31, LLC. FW Management II, L.L.C., a Delaware limited liability company is the general partner of FW Investors V, L.P. and consequently has voting control and investment discretion over securities held by FW Investors V, L.P. FW Management II, L.L.C. disclaims beneficial ownership of the shares held by FW Investors V, L.P. J. Taylor Crandall is the sole member of FW Management II, L.L.C. and Group III 31, LLC.
(3)	Represents 1,309,706 shares of converted preferred stock and 42,235 shares subject to an immediately exercisable warrant held by Elliott International, L.P. Paul E. Singer is the general partner of Elliott Associates, L.P. and consequently has voting control and investment discretion over securities held by Elliott Associates, L.P. Elliott International Capital Advisors, Inc., is attorney-in-fact for Elliott International, L.P. (formerly known as Westgate International, L.P.) and consequently has voting control and investment discretion over securities held by Elliott International, L.P. Mr. Singer is the President of Elliott International Capital Advisors, Inc.
(4)	Represents 1,113,251 shares of converted preferred stock and 36,750 shares subject to an immediately exercisable warrant held by Granite Private Equity III, LLC. Alan Gerry is the managing member of Gerry Holding Co. II, LLC, which is the managing member of Granite Private Equity III, LLC and consequently has voting control and investment discretion over securities held by Granite Private Equity III, LLC.
(5)	Includes 982,280 shares of converted preferred stock and 32,427 shares subject to an immediately exercisable warrant as estimated by eGain.
(6)	Includes 785,824 shares of converted preferred stock and 25,941 shares subject to an immediately exercisable warrant. OHVF GenPar I, L.P., a Delaware limited partnership is the general partner of Oak Hill Venture Fund I, L.P. OHVF MGP I, L.L.C., a Delaware limited liability company is the general partner of Oak Hill Venture Fund I, L.P. FW Group GP, L.L.C., a Delaware limited liability company is the sole member of OHVF MGP I, L.L.C. and consequently has voting control and investment discretion over securities held by Oak Hill Venture Fund I, L.P. FW Group GP, L.L.C. disclaims beneficial ownership of securities held by Oak Hill Venture Fund I, L.P.
(7)	Includes 392,912 shares of converted preferred stock, 365,508 shares subject to an immediately exercisable warrant held by Mr. Roy and 3,124 shares subject to immediately exercisable options.
(8)	Includes 654,853 shares of converted preferred stock, 21,617 shares subject to an immediately exercisable warrant and 1,000 shares that would be beneficially owned upon exercise of director options.
(9)	Includes 47,567 shares subject to immediately exercisable options and 130,970 shares of converted preferred stock.
(10)	Includes 11,018 shares subject to immediately exercisable options and 130,970 shares of converted preferred stock.
(11)	Represents 16,166 shares that are beneficially owned as a result of the distribution by FW Ventures I, L.P. and 2,000 shares that would be beneficially owned upon exercise of director options held by Mr. Wolfson. Mark Wolfson, a director of eGain, is a vice president of Oak Hill Capital Management, Inc., a Delaware corporation which provides management and consulting services to Oak Hill Capital Partners, L.P. and Oak Hill Capital Management Partners, L.P. and is a principal of Oak Hill Venture Partners, a related entity of the above-referenced entities. Mr. Wolfson disclaims beneficial ownership as to the shares owned by OHCP GenPar, L.P. and related entities.

(12)	Represents 16,166 shares that are beneficially owned as a result of the distribution by FW Ventures I, L.P. and 1,500 shares that would be beneficially owned upon exercise of director options held by Mr. Brown. David Brown, a director of eGain, is the managing partner of Oak Hill Venture Partners, a related entity of the above-referenced entities. Mr. Brown disclaims beneficial ownership as to the shares owned by OHCP GenPar, L.P. and related entities.
(13)	Represents 11,000 shares that would be beneficially owned upon exercise of director options held by Mr. Darukhanavala.
(14)	Represents options exercisable within 60 days of October 20, 2004.
(15)	Includes 84,509 shares subject to currently exercisable options or options exercisable within 60 days of October 20, 2004. Also includes 1,309,707 shares of converted preferred stock and 387,125 shares subject to an immediately exercisable warrant.

The effect of the Conversion on the market price of our Common Stock cannot be predicted. While the aggregate number of shares of Common Stock will increase significantly as a result of the Conversion, the shares Series A Preferred will no longer remain outstanding and the Company will not be subject to the Liquidation Value or other rights, preferences and privileges associated with such shares. The market price of our Common Stock may change due to a variety of other factors, including our operating results, factors relating to our business and general market conditions.

The Conversion will not effect the rights associated with our outstanding shares of Common Stock, warrants, options or other grants entitling the holders to purchase shares of our Common Stock, or the share reserves associated with the our 1998 Stock Plan and 2000 Non-Management Plan. In addition, the Conversion will not effect the par value of the shares of Common Stock.

No fractional shares will be issued as a result of the Conversion. In lieu of issuing fractional shares, eGain will pay to any holder of Series A Preferred whose shares are converting into Common Stock who otherwise would have been entitled to receive a fractional share as a result of the Conversion, cash at the market price for such fractional share of Common Stock, determined by reference to the average closing price of our Common Stock on the OTC Bulletin Board for the 20 business days prior to the day on which the Conversion is effected.

Procedure for Effecting Conversion

If the Conversion is approved by the holders of Common Stock, eGain will file a Restated Certificate of Incorporation with the Secretary of State of Delaware. The Conversion will become effective at the effective time of the filing of the Certificate. Beginning at the effective time of the Conversion, each certificate representing the Company’s Series A Preferred will be deemed for all corporate purposes to evidence Common Stock ownership. The Company expects that its transfer agent will act as exchange agent for purposes of implementing the exchange of Series A Preferred certificates. Holders of shares of Series A Preferred will be asked to surrender to the exchange agent certificates representing shares of Series A Preferred in exchange for certificates representing Common Stock in accordance with the procedures to be set forth in a letter of transmittal to be sent by the exchange agent. No new certificates will be issued or cash in lieu of fractional share be paid to a stockholder until the stockholder has surrendered his or her outstanding Series A Preferred certificate(s) together with the properly completed and executed letter of transmittal to the transfer agent.

Material Federal Income Tax Consequences

The Conversion should have no tax effect on the holders of our Common Stock.

Committee and Board of Directors Recommendation

In June 2004, the Conversion Committee formally advised eGain’s Board of Directors that it believed the terms of the proposed Conversion were fair and in the best interests of the eGain stockholders. At this time, the Board discussed the Conversion Committee’s recommendation at length, reviewed the analysis prepared by

FSCG which was previously provided to the Board and asked various questions of our management. Our Board of Directors also reviewed the interests of certain of its directors in the proposed Conversion, including:

•	the fact that directors Wolfson and Brown are affiliates of and hold beneficial interests in entities affiliated with Oak Hill Capital, which collectively hold 489.99 shares of Series A Preferred and 215,894 shares subject to an immediately exercisable warrant; and

•	the ownership of director Gunjan Sinha of 50 shares of Series A Preferred, 21,617 shares subject to an immediately exercisable warrant to purchase Common Stock and 459,693 shares of Common Stock.

In September 2004 the Conversion Committee again reviewed the terms of the proposed Conversion in light of additional changes that had been incorporated as a result of negotiations with holders of Series A Preferred. After further analysis and discussion, the Committee advised our Board of Directors that it believed the terms to be fair and in the best interests of our stockholders. The Board of Directors then reviewed the proposal in detail, reviewed the foregoing interests of certain directors, and also discussed the interests of our chairman and chief executive, Ashutosh Roy, who, in addition to holding 459,693 shares of Common Stock and immediately exercisable warrants to purchase an additional 365,508 shares of Common Stock, had purchased 30 shares of Series A Preferred from a stockholder earlier that month. Thereafter, our Board of Directors voted unanimously to approve the proposed Conversion and recommends a vote FOR this Proposal 2.

Required Vote

The restatement of the Certificate of Incorporation to effect the Conversion will require the affirmative vote of holders of a majority of the outstanding shares of Common Stock present and voting at the meeting in person or by proxy. NASDAQ Stock Market rules, to which eGain is currently not subject, also require the affirmative vote of holders of a majority of the outstanding shares of Common Stock with regard to transactions resulting in the issuance of in excess of 20% of the voting power of the Company. In accordance with our desire to become re-listed on the NASDAQ Stock Market, we determined it would be advisable to seek the approval of the holders of our Common Stock to the Conversion. By casting a “FOR” vote in favor of the Conversion, a holder of Common Stock will also be casting a vote in favor of the proposed restatement of the Company’s Certificate of Incorporation to effect such Conversion.

The Board of Directors recommends a vote “FOR” the approval of the Conversion and the adoption of a restated Certificate converting the outstanding shares of Series A Preferred Stock into Common Stock as set forth above.

PROPOSAL 3

PROPOSAL TO AMEND THE COMPANY’S CERTIFICATE OF INCORPORATION

TO DECREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

The Board of Directors has approved the amendment of our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to decrease the number of authorized shares of Common Stock from 100,000,000 to 50,000,000. The Board of Directors recommends that eGain’s stockholders approve this amendment.

As of October 20, 2004, eGain had 3.7 million shares of Common Stock outstanding. An additional 2,001,499 shares were reserved for future issuance, of which 404,956 shares were covered by outstanding options, 535,902 shares were available for future grant or purchase and 1,060,641 were reserved for outstanding warrants. In addition, approximately 11.6 million shares would be issued upon conversion of Series A Preferred (subject to stockholder approval pursuant to Proposal 2 which is described above).

The Board of Directors believes that, following eGain’s reverse 1 share for 10 shares split, the authorized Common Stock remaining available is greater than the amount eGain currently anticipates to be required. The larger the number of authorized shares of Common Stock results in a larger assessed Delaware franchise tax. The reduction of this tax is the primary reason the Company wishes to reduce the number of authorized shares of its Common Stock. Accordingly, the Board of Directors believes that it is in the Company’s best interests to decrease the number of authorized shares of Common Stock as described above.

The authorized shares of Common Stock in excess of those issued will be available for issuance at such times and for such corporate purposes as the Board of Directors may deem advisable without further action by eGain’s stockholders, except as may be required by applicable laws or the rules of any stock exchange or national securities association trading system on which the securities may be listed or traded. Upon issuance, such shares will have the same rights as the outstanding shares of Common Stock. Holders of Common Stock do not have preemptive rights. The Board of Directors does not intend to issue any Common Stock except on terms which the Board deems to be in the best interests of the Company and its then-existing stockholders.

The approval of the amendment to the Certificate of Incorporation requires the affirmative vote of a majority of the outstanding shares of Common Stock of eGain.

The Board of Directors recommends a vote “FOR” amendment to the Company’s Certificate of Incorporation decreasing the authorized number of shares of Common Stock to 50,000,000.

PROPOSAL 4

RATIFICATION OF INDEPENDENT AUDITORS

Upon the recommendation of the Audit Committee, the Board of Directors has appointed the firm of BDO Seidman, LLP as eGain’s independent auditors for the fiscal year ending June 30, 2005, subject to ratification by the stockholders. BDO Seidman, LLP audited eGain’s financial statements for the fiscal year ending June 30, 2004. Representatives of BDO Seidman, LLP are expected to be present at eGain’s Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Ratification will require the affirmative vote of a majority of the shares present and voting at the meeting in person or by proxy. In the event ratification is not provided, the Board of Directors will review its future selection of eGain’s independent auditors.

The Board of Directors recommends a vote “FOR” ratification of BDO Seidman LLP as eGain’s independent auditors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning the beneficial ownership of Common Stock of eGain as of October 20, 2004 for the following:

•	each person or entity who is known by eGain to own beneficially more than 5% of the outstanding shares of eGain’s common stock;

•	each of eGain’s current directors;

•	eGain’s chief executive officer and four other most highly compensated executive officers during the fiscal year ended June 30, 2004; and

•	all directors and executive officers of eGain as a group.

Unless otherwise noted, the address of each named beneficial owner is that of eGain.

The percentage ownership is based on 3,695,739 shares of eGain common stock outstanding as of October 20, 2004. All shares subject to the conversion of Series A Preferred Stock and options and warrants exercisable within 60 days after October 20, 2004 are deemed to be beneficially owned by the person or entity holding such preferred stock, options and warrants. The following table does not give effect to the Conversion which is the subject of Proposal 2. A table set forth in Proposal 2 provides the information regarding the beneficial ownership of eGain on a pro forma basis giving effect to the Conversion as of October 20, 2004. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
5% Stockholders:
OHCP GenPar, L.P. (1) 201 Main Street, Suite 2415 Ft. Worth, TX 76102	904,353	19.7%
Elliott Associates, L.P. (2) 712 Fifth Avenue New York, NY 10019	298,561	7.5
J. Taylor Crandall (3) 201 Main Street, Suite 3100 Ft. Worth, TX 76102	296,217	7.4
Robert M. Bass (4) 201 Main Street, Suite 3100 Ft. Worth, TX 76102	284,931	7.2
Granite Private Equity III, LLC (5) One Cablevision Center Liberty, NY 12754	236,523	6.0
Deutsche Bank A. G. (6) 60 Wall Street New York, NY 10005	208,697	5.4

Directors and Executive Officers:
Ashutosh Roy (7)	898,833	21.7
Gunjan Sinha (8)	599,824	15.6
Promod Narang (9)	83,625	2.2
Eric Smit (10)	48,498	1.3

	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Mark A. Wolfson (11)	18,166	*
David G. Brown (12)	17,666	*
Phiroz P. Darukhanavala (13)	11,000	*
Anand Subramaniam (14)	7,300	*
Arnold Adriaanse	—	*
All executive officers and directors as a group (9 persons) (15)	1,684,912	31.3

*	Indicates less than one percent.
(1)	Includes 744,742 shares subject to the conversion of preferred stock and 137,002 shares subject to an immediately exercisable warrant held by Oak Hill Capital Partners, L.P. and 19,096 shares subject to the conversion of preferred stock and 3,513 shares subject to an immediately exercisable warrant held by Oak Hill Capital Management Partners, L.P. OHCP MGP, LLC, a Delaware limited liability company, is the general partner of OHCP GenPar, L.P., a Delaware limited partnership, which is the general partner of Oak Hill Capital Partners, L.P. and consequently has voting control and investment discretion over securities held by Oak Hill Capital Partners, L.P. OHCP MGP, LLC disclaims beneficial ownership of the shares held by Oak Hill Capital Partners, L.P. OHCP MGP, LLC, a Delaware limited liability company, is the general partner of OHCP GenPar, L.P., a Delaware limited partnership, which is the general partner of Oak Hill Capital Management Partners, L.P and consequently has voting control and investment discretion over securities held by Oak Hill Capital Management Partners, L.P. OHCP MGP, LLC disclaims beneficial ownership of the shares held by Oak Hill Capital Management Partners, L.P. Mark Wolfson, a director of eGain, is a vice president of Oak Hill Capital Management, Inc., a Delaware corporation which provides management and consulting services to Oak Hill Capital Partners, L.P. and Oak Hill Capital Management Partners, L.P. and is a principal of Oak Hill Venture Partners, a related entity of the above-referenced entities. David Brown, a director of eGain, is the managing partner of Oak Hill Venture Partners, a related entity of the above-referenced entities.
(2)	As reported on Schedule 13G, filed by Elliott Associates, L.P. on February 13, 2003. Includes shares held by Elliott International, L.P. Paul E. Singer is the general partner of Elliott Associates, L.P. and consequently has voting control and investment discretion over securities held by Elliott Associates, L.P. Elliott International Capital Advisors, Inc., is attorney-in-fact for Elliott International, L.P. (formerly known as Westgate International, L.P.) and consequently has voting control and investment discretion over securities held by Elliott International, L.P. Mr. Singer is the President of Elliott International Capital Advisors, Inc.
(3)	Includes 246,778 shares subject to the conversion of preferred stock and 45,397 shares subject to an immediately exercisable warrant held by FW Investors V, L.P., a Delaware limited partnership, and 4,041 shares held by Group III 31, LLC. FW Management II, L.L.C., a Delaware limited liability company is the general partner of FW Investors V, L.P. and consequently has voting control and investment discretion over securities held by FW Investors V, L.P. FW Management II, L.L.C. disclaims beneficial ownership of the shares held by FW Investors V, L.P. J. Taylor Crandall is the sole member of FW Management II, L.L.C. and Group III 31, LLC.
(4)	Represents shares that are beneficially owned as a result of the distribution by FW Ventures I, L.P, as reported on Schedule 13D filed on March 31, 2004 and amended on October 1, 2004.
(5)	Represents 199,773 shares subject to the conversion of preferred stock and 36,750 shares subject to an immediately exercisable warrant. Alan Gerry is the managing member of Gerry Holding Co. II, LLC, which is the managing member of Granite Private Equity III, LLC and consequently has voting control and investment discretion over securities held by Granite Private Equity III, LLC.
(6)	Includes 176,270 shares subject to the conversion of preferred stock and 32,427 shares subject to an immediately exercisable warrant as estimated by eGain.
(7)	Includes 365,508 shares subject to an immediately exercisable warrant, 70,508 shares subject to the conversion of preferred stock and 3,124 shares subject to immediately exercisable options.

(8)	Includes 117,513 shares subject to the conversion of preferred stock, 21,617 shares subject to an immediately exercisable warrant and 1,000 shares that would be beneficially owned upon exercise of director options.
(9)	Includes 47,567 shares subject to immediately exercisable options and 23,503 shares subject to the conversion of preferred stock.
(10)	Includes 11,018 shares subject to immediately exercisable options and 23,503 shares subject to the conversion of preferred stock.
(11)	Represents 16,166 shares that are beneficially owned as a result of the distribution by FW Ventures I, L.P. and 2,000 shares that would be beneficially owned upon exercise of director options held by Mr. Wolfson. Mark Wolfson, a director of eGain, is a vice president of Oak Hill Capital Management, Inc., a Delaware corporation which provides management and consulting services to Oak Hill Capital Partners, L.P. and Oak Hill Capital Management Partners, L.P. and is a principal of Oak Hill Venture Partners, a related entity of the above-referenced entities. Mr. Wolfson disclaims beneficial ownership as to the shares owned by OHCP GenPar, L.P. and related entities.
(12)	Represents 16,166 shares that are beneficially owned as a result of the distribution by FW Ventures I, L.P. and 1500 shares that would be beneficially owned upon exercise of director options held by Mr. Brown. David Brown, a director of eGain, is the managing partner of Oak Hill Venture Partners, a related entity of the above-referenced entities. Mr. Brown disclaims beneficial ownership as to the shares owned by OHCP GenPar, L.P. and related entities.
(13)	Represents 11,000 shares that would be beneficially owned upon exercise of director options held by Mr. Darukhanavala.
(14)	Represents options exercisable within 60 days of October 20, 2004.
(15)	Includes 84,509 shares subject to currently exercisable options or options exercisable within 60 days of October 20, 2004. Also includes 235,027 shares subject to the conversion of preferred stock and 387,125 shares subject to an immediately exercisable warrant.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes information concerning compensation paid to eGain’s Chief Executive Officer and each of eGain’s other four most highly compensated executive officers whose total annual salary and bonus exceeded $100,000, for services rendered in all capacities to eGain during the fiscal years ended June 30, 2004, 2003 and 2002. These individuals are referred to as the “named executive officers.”

	Fiscal Year	Annual Compensation			Long-Term Compensation
Security Underlying Options (#)
Name and Principal Position		Salary($)	Bonus($)	Other($)
Ashutosh Roy (1) President and Chairman	2004 2003 2002	29,183 50,012 31,268	— — —	— — —	— 625 2,499

Arnold Adriaanse (2) Sr. Vice President of Worldwide Sales and Services	2004 2003 2002	143,971 138,633 95,192	73,378 30,797 —	— — 50,000	10,000 1,790 30,833

Eric Smit (3) Chief Financial Officer	2004 2003 2002	143,500 128,212 136,442	— 15,000 20,644	— — —	10,000 9,000 600

Anand Subramaniam (4) Vice President of Marketing	2004 2003 2002	126,037 112,799 35,311	— — 6,923	— — —	— 8,500 2,400

Promod Narang (5) Vice President of Products & Technology	2004 2003 2002	121,600 93,461 108,981	2,772 4,327 4,725	— — —	35,000 1,080 39,999

(1)	Mr. Roy’s grant of an option to purchase 2,499 shares and Mr. Sinha’s grant of an option to purchase 2,499 shares in fiscal 2002 were immediately vested in full. Mr. Roy’s grant of an option to purchase 625 shares was immediately vested in full.
(2)	Mr. Adriaanse’s grant of an option to purchase 30,000 shares in fiscal 2002 vests as to 1/48 of shares each full month. Mr. Adriaanse’s grant of an option to purchase 833 shares in fiscal 2002 vested equally over three months. Mr. Adriaanse’s grant of an option to purchase 1,790 shares in fiscal 2003 was immediately vested in full. Mr. Adriaanse’s grant of an option to purchase 10,000 shares in fiscal 2004 vests as to 1/48 of the shares each full month. Mr. Adriaanse resigned in August 2004.
(3)	Mr. Smit’s grant of an option to purchase 600 shares in fiscal 2002 vests as to 50% immediately and 1/12 of the remaining shares each full month thereafter. Mr. Smit’s grant of an option to purchase 1,500 shares in fiscal 2003 was immediately vested in full. Mr. Smit’s grant of an option to purchase 7,500 shares in fiscal 2003 vests as to 1/48 of the shares each full month. Mr. Smit’s grant of an option to purchase 10,000 shares in fiscal 2004 vests as to 1/48 of the shares each full month.
(4)	Mr. Subramaniam’s grant of an option to purchase 2,400 shares in fiscal 2002 vests as to 25% of the shares on the first anniversary of such option’s grant date and 1/36 of the remaining shares each full month thereafter. Mr. Subramaniam’s grant of an option to purchase 1,300 shares in fiscal 2003 was immediately vested in full. Mr. Subramaniam’s grant of an option to purchase 7,200 shares in fiscal 2003 vests as to 1/48 of the shares each full month.
(5)

Mr. Narang’s grant of an option to purchase 10,499 shares in fiscal 2002 vests as to 33% of the shares on the first anniversary of such option’s grant date and 1/24 of the remaining shares each full month thereafter. Mr. Narang’s grant of an option to purchase 7,000 shares in fiscal 2002 was immediately vested in full. Mr. Narang’s grant of an option to purchase 16,875 shares in fiscal 2002 vests as to 1/36 of the shares each full month. Mr. Narang’s grant of an option to purchase 5,625 shares in fiscal 2002 vests as to 10% of the shares on the first anniversary of such option’s grant date and 1/108 of the remaining shares each full month thereafter. Mr. Narang’s grant of an option to purchase 1,080 shares in fiscal 2003 was immediately vested in full. Mr. Narang’s grant of an option to purchase 35,000 shares in fiscal 2004 vests as to 1/48 of the shares each full month.

Recent Option Grants

The following tables set forth certain information as of June 30, 2004 and for the fiscal year then ended with respect to stock options granted to and exercised by the individuals named in the Summary Compensation Table above.

Name	Number of Securities Underlying Options	Percentage of Total Options Granted to Employees in Fiscal 2004	Exercise or Base Price ($/Share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
					5%($)	10%($)
Ashutosh Roy	0	0.0			0	0
Arnold Adriaanse	10,000	5.4	2.40	12/08/13	15,096	38,256
Eric Smit	10,000	5.4	2.40	12/08/13	15,096	38,256
Anand Subramaniam	0	0.0		12/08/13	0	0
Promod Narang	35,000	18.9	2.40	12/08/13	52,836	133,896

(1)	Potential realizable value assumes that the stock price increases from the exercise price from the date of grant until the end of the option term (10 years) at the annual rate specified (5% and 10%). Annual compounding results in total appreciation of approximately 62.9% (at 5% per year) and 159.4% (at 10% per year). The assumed annual rates of appreciation are specified in SEC rules and do not represent eGain’s estimate or projection of future stock price growth.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise	Value Realized ($)	Number of Unexercised Options at June 30, 2004		Value of Unexercised In-the Money Options at June 30, 2004 (1)
			Exercisable/Unexercisable		Exercisable/Unexercisable
Ashutosh Roy	—	$—	3,124	—	—	—
Arnold Adriaanse	—	—	20,748	21,875	—	—
Eric Smit	—	—	7,581	14,219	—	—
Anand Subramaniam	—	—	4,750	4,800	—	—
Promod Narang	—	—	32,789	44,628	—	—

(1)	Calculated on the basis of the fair market value of the underlying securities at June 30, 2004 ($1.05 per share) minus the exercise price. Some options listed in the table have an exercise price that is greater than the fair market value therefore there are no in-the-money options.

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The following report on executive compensation is provided by the Compensation Committee of the Board of Directors (the “Compensation Committee”) to assist stockholders in understanding the committee’s objectives and procedures in establishing the compensation of eGain’s executive officers and describes the basis on which it made fiscal 2004 compensation determinations. The Compensation Committee is currently comprised of three non-employee directors. In making its determinations, the Compensation Committee relied, in part, on independent surveys and public disclosures of compensation of management of companies in the ecommerce software industry.

Compensation Objectives

The Compensation Committee believes that compensation of eGain’s executive officers should:

•	encourage creation of stockholder value and achievement of strategic corporate objectives by providing management with longer term incentives through equity ownership by management;

•	provide a competitive total compensation package that enables eGain to attract and retain, on a long-term basis, high caliber personnel;

•	provide total compensation opportunity that is competitive with companies in eGain’s industry, taking into account relative company size, performance and geographic location as well as individual responsibilities and performance; and

•	provide fair compensation consistent with internal compensation programs.

Key Elements of Executive Compensation

The compensation of executive officers is based upon eGain’s financial performance as well as an evaluation of eGain’s progress in the achievement of certain business objectives, including the execution of corporate and collaborative agreements, the expansion of eGain’s business and the attainment of certain operational and research and development milestones in eGain’s technology development programs, as well as the achievement of individual business objectives by each executive officer. eGain’s existing compensation structure for executive officers generally includes a combination of salary and stock options and may include cash bonuses for performance determined to be deserving of such bonuses by the Compensation Committee.

Salary.    Salary levels are largely determined through comparisons with companies of similar headcount and market capitalizations or complexity in the ecommerce software industry. Actual salaries are based on individual performance contributions within a competitive salary range for each position that is established through job evaluation of responsibilities and market comparisons. The Compensation Committee, on the basis of its knowledge of executive compensation in the industry, believes that eGain’s salary levels for the executive officers are at a level that the Compensation Committee, at the time such salary determinations were made, considered to be reasonable and necessary given eGain’s financial resources and the stage of its development. The Compensation Committee reviews salaries on an annual basis. At such time, the Compensation Committee may change each executive officer’s salary based on the individual’s contributions and responsibilities over the prior 12 months and changes in median comparable company pay levels.

Stock Options.    The Compensation Committee believes that by providing those persons who have substantial responsibility for the management and growth of eGain with an opportunity to increase their ownership of eGain stock through stock option grants, the interests of stockholders and executive officers will be closely aligned. Therefore, executive officers are eligible to receive stock options when the Compensation Committee performs its annual salary review; although the Stock Option Committee, at its discretion, may grant options at other times in recognition of exceptional achievements. The number of shares underlying stock options granted to executive officers is based on competitive practices in the industry as determined by independent surveys and the Compensation Committee’s knowledge of industry practice.

Chief Executive Officer Compensation

Ashutosh Roy is eGain’s Chief Executive Officer. From the beginning of fiscal year 2004 through October 15, 2003, Mr. Roy’s salary was $100,000 per annum. In October 2003 at the request of Mr. Roy, the Compensation Committee reduced Mr. Roy’s salary to $24.00 per annum. Mr. Roy made this request in light of the continued difficult economic environment surrounding eGain’s industry and as part of eGain’s commitment to reduce its expense and pursue profitability.

eGain’s policy is generally to qualify compensation paid to executive officers for deductibility under Section 162(m) of the Internal Revenue Code. However, eGain reserves the discretion to pay compensation to its executive officers that may not be deductible.

Mr. Roy is a member of the Board of Directors, but did not participate in matters involving the evaluation of his own performance or the setting of his own compensation.

Compensation Committee

Mark A. Wolfson

David G. Brown

Phiroz P. Darukhanavala

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors (the “Audit Committee”) operates under a written charter adopted by the Board of Directors on April 24, 2001, a copy of which is attached as Annex 1. The current members of the Audit Committee are Mark A. Wolfson, David G. Brown and Phiroz P. Darukhanavala, each of whom meets the independence standards established by The Nasdaq Stock Market.

The Audit Committee performs the following activities:

•	overseeing eGain’s financial reporting process on behalf of the Board of Directors; and

•	providing independent, objective oversight of eGain’s accounting functions and internal controls.

The Audit Committee reviewed and discussed the audited financial statements contained in the 2004 Annual Report on Form 10-K with eGain’s management and its independent auditors. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally acceptable in the United States.

The Audit Committee met privately with the independent auditors, and discussed issues deemed significant by the auditors, including those required by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards), as amended. In addition, the Audit Committee discussed with the independent auditors their independence from eGain and its management, including the matters in the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with the Audit Committees). The Audit Committee also considered BDO’s provision of non-audit services to eGain and determined that such provision of such services was compatible with maintaining the independence of BDO.

In reliance on the reviews and discussions outlined above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in eGain’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004, for filing with the Securities and Exchange Commission.

Audit Committee

Mark A. Wolfson

David G. Brown

Phiroz P. Darukhanavala

INFORMATION CONCERNING INDEPENDENT AUDITORS

On March 25, 2004, the Company terminated the firm of Ernst & Young LLP (“E&Y”) as the Company’s independent accountant.

The reports of E&Y on the financial statements of the Company for the last two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle, except that E&Y’s reports on the Company’s financial statements for the fiscal years ended June 30, 2003 and June 30, 2002, each contained an explanatory paragraph related to the Company’s ability to continue as a going concern.

In connection with its audits for fiscal 2002 and fiscal 2003 and through March 25, 2004, there had been no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which if not resolved to the satisfaction of E&Y would have caused E&Y to make reference thereto in their report on the financial statements for such years.

On March 31, 2004, the Company appointed and engaged BDO Seidman, LLP (“New Accountant”) as the Company’s principal independent accountant to audit its financial statements. This change of independent accountants and the appointment and engagement of the New Accountant was approved by the Audit Committee of the Company’s Board of Directors at a meeting on March 25, 2004.

Neither the Company nor anyone engaged on its behalf has consulted with the New Accountant during its two most recent fiscal years nor during any subsequent interim period prior to the appointment of the New Accountant as auditor for the remainder of the fiscal year 2004 audit regarding (i) the application of accounting principles to a specified transaction either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or (ii) any other matters or reportable events as set forth in Items 304(a)(2)(i) and 304(a)(2)(ii) of Regulation S-K.

Principal Accounting Fees and Services

The aggregate fees for professional services by the Company’s independent auditors and certain of their international affiliates in fiscal 2004 and fiscal 2003 for these various services to the Company and its subsidiaries were:

Audit Fees

The aggregate audit fees billed or to be billed by BDO Seidman, LLP for professional services rendered for the audit of the Company’s annual financial statements, review of financial statements included in the Company’s quarterly reports on Form 10-Q and services that were provided in connection with statutory and regulatory filings or engagements was approximately $125,200 for fiscal 2004.

The aggregate audit fees billed or to be billed by Ernst & Young LLP for each of the last two fiscal years for professional services rendered for the audit of the Company’s annual financial statements, review of financial statements included in the Company’s quarterly reports on Form 10-Q and services that were provided in connection with statutory and regulatory filings or engagements were approximately $100,000 for fiscal 2004 and $301,000 for fiscal 2003.

Audit-Related Fees

The aggregate fees billed or to be billed by BDO Seidman, LLP or certain of its international affiliates for services delivered in the U.K., Europe and India related to the ability to render a U.S. GAAP opinion on the Company’s or its subsidiaries financial statements or regulatory compliance reasonable related to the performance of review of Company’s or its subsidiaries financial statements was approximately $46,000 for fiscal 2004.

The aggregate fees billed or to be billed by Ernst & Young LLP or certain of its international affiliates for each of the last two fiscal years for services delivered in the U.K., Europe and India related to the ability to render a U.S. GAAP opinion on the Company’s or its subsidiaries financial statements or regulatory compliance reasonable related to the performance of review of Company’s or its subsidiaries financial statements were approximately $12,500 for fiscal 2004 and approximately $62,000 for fiscal 2003.

Tax Fees

The aggregate fees billed or to be billed by BDO Seidman, LLP for professional services related to tax advice, tax compliance, tax auditing, tax planning and foreign tax matters were approximately $21,165 for fiscal 2004.

The aggregate fees billed or to be billed by Ernst & Young LLP in each of the last two fiscal years for professional services related to tax advice, tax compliance, tax auditing, tax planning and foreign tax matters were approximately $20,000 for fiscal 2004 and $57,000 for fiscal 2003.

All Other Fees

There were no fees billed to the Company by BDO Seidman, LLP for the fiscal year ended June 30, 2004 for services and products to the Company and its subsidiaries other than those reported in the categories above. The aggregate fees billed or to be billed by Ernst & Young LLP and certain of its international affiliates in each of the last two fiscal years for services and products to the Company and its subsidiaries other than those reported in the categories above were $11,000 for fiscal 2004 and $24,480 for fiscal 2003. The nature of the other services included real estate and other miscellaneous services.

Policy on Pre-Approval of Retention of Independent Auditors

The engagement of BDO Seidman, LLP and certain of its international affiliates for non-audit accounting and tax services performed for the Company is limited to those circumstances where these services are considered integral to the audit services that it provides or in which there is another compelling rationale for using its services. Pursuant to the Sarbanes-Oxley Act of 2002, all audit and permitted non-audit services for which the Company engages BDO Seidman, LLP and certain of its international affiliates require pre-approval by the Audit Committee. The percentage of Statutory Audit Fees, Tax Fees and All Other Fees, out of all fees paid to BDO Seidman, LLP and certain of its international affiliates, and all as approved by the Audit Committee in accordance with these procedures, was 35% for fiscal 2004. The percentage of Statutory Audit Fees, Tax Fees and All Other Fees, out of all fees paid to Ernst & Young, LLP and certain of its international affiliates, and all as approved by the Audit Committee in accordance with these procedures, was 32% for fiscal 2003.

As noted in the report of the Audit Committee at page 22 of this proxy statement, the Audit Committee considered the provision by BDO Seidman, LLP and certain of its international affiliates of non-audit services to the Company and determined that the provision of these services was compatible with maintaining the independence of BDO Seidman, LLP.

STOCK PRICE PERFORMANCE GRAPH

The following graph illustrates a comparison of the cumulative total stockholder return (change in stock price plus reinvested dividends) of eGain’s common stock with a Self-Determined Peer Group (the “Peer Group”) and the CRSP Total Return Index for the Nasdaq U.S. and Foreign Stocks (the “Nasdaq Composite Index”), assuming an investment of $100 in each on September 23, 1999. eGain’s common stock is traded on the Nasdaq National Market. The comparisons in the table are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of eGain’s common stock.

Companies in the Self-Determined Peer Group:

eGain Communications Corp.

Kana Software Inc.

Primus Knowledge Solutions

Onyx Software Corporation

RELATED PARTY TRANSACTIONS

Since July 1, 2003, there has not been any transaction or series of transactions to which eGain was or is a party in which the amount involved exceeded or exceeds $60,000 and in which any director, executive officer, holder of more than 5% of any class of eGain’s voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the transactions described below.

Transactions with Management, Directors and Others

Effective September 29, 2004, eGain and certain holders of Series A Preferred entered into a restructuring agreement and a voting agreement whereby such Series A Preferred holders agreed to vote in favor of an amendment to the Company’s certificate of incorporation providing for the conversion of all outstanding shares of Series A Preferred. The terms and conditions of this transaction, along with the interests of eGain’s management, directors and certain other parties, are discussed extensively in Proposal 2.

On March 31, 2004, we entered into a note and warrant purchase agreement with Ashutosh Roy, our Chief Executive Officer, Oak Hill Capital Partners L.P., Oak Hill Capital Management Partners L.P., and FW Investors L.P. (the “lenders”) pursuant to which the lenders loaned to us $2.5 million evidenced by secured promissory notes and received warrants to purchase shares of our common stock in connection with such loan. The secured promissory notes have a term of five years and bear interest at an effective annual rate of 12% due and payable upon the maturity of such notes. We have the option to prepay the notes at any time subject to the prepayment penalties set forth in such notes. The warrants allow the lenders to purchase up to 312,500 shares at an exercise price of $2.00 per share. The warrants become exercisable as to fifty percent (50%) of the warrant shares nine months after issuance of the warrants and as to one hundred percent (100%) of the warrant shares on the first anniversary of the issuance of the warrants. We recorded $2.28 million in related party notes payable and $223,000 of discount on the notes related to the relative value of the warrants issued in the transaction that will be amortized to interest expense over the five year life of the notes. The fair value of these warrants was determined using the Black-Scholes valuation method with the following assumptions: an expected life of 3 years, an expected stock price volatility of 75%, a risk free interest rate of 1.93%, and a dividend yield of 0%.

In the past, eGain has granted options to purchase common stock to its directors and executive officers. eGain intends to grant such options to its directors and executive officers in the future. See “Proposal One—Compensation of Directors” and “EXECUTIVE COMPENSATION—Recent Option Grants.”

Business Relationships

eGain has entered into indemnification agreements with each of its directors and executive officers. Such agreements require eGain to indemnify such individuals to the fullest extent permitted under Delaware law.

It is eGain’s current policy that all transactions between eGain and its officers, directors, 5% stockholders and eGain’s affiliates will be entered into only if these transactions are approved by a majority of the disinterested directors, are on terms no less favorable to eGain than could be obtained from unaffiliated parties and are reasonably expected to benefit eGain.

STOCKHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETING

Proposals of stockholders of eGain that are intended to be presented by such stockholders at eGain’s 2005 Annual Meeting must be received by the Secretary of eGain no later than June 17, 2005 in order that they may be included in eGain’s proxy statement and form of proxy relating to that meeting.

A stockholder proposal not included in the eGain proxy statement for the 2005 Annual Meeting will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to the Secretary of eGain at the principal executive offices of eGain and otherwise complies with the provisions of its Bylaws. To be timely, eGain’s Bylaws provide that eGain must have received the stockholder’s notice not less than 50 days nor more than 75 days prior to the scheduled date of such meeting. However, if notice or prior public disclosure of the date of the annual meeting is given or made to stockholders less than 65 days prior to the meeting date, eGain must receive the stockholder’s notice by the close of business on the 15th day after the earlier of the day eGain mailed notice of the annual meeting date or provided such public disclosure of the meeting date.

OTHER MATTERS

eGain knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, eGain’s directors, executive officers and any persons holding more than 10% of eGain’s common stock are required to report their initial ownership of eGain’s common stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and eGain is required to identify in this Proxy Statement those persons who failed to timely file these reports. All of the filing requirements were satisfied for fiscal 2004 except that in June 2004, due solely to administrative error that was corrected as soon as it was determined, the Company made late Form 5 filings with respect to options grants to executives Eric Smit, Promod Narang and Arnold Adriaanse.

ANNUAL REPORT ON FORM 10-K

A copy of eGain’s combined annual report to stockholders and Annual Report on Form 10-K for the fiscal year ended June 30, 2004 accompanies this proxy statement. An additional copy will be furnished without charge to beneficial stockholders or stockholders of record upon request to Chief Financial Officer, eGain Communications Corporation, 345 E. Middlefield Road, Mountain View, California 94043.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

eGain’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004 was filed with the Securities and Exchange Commission on September 28, 2004. The following portions of the Annual Report are incorporated in this proxy statement by reference:

•	Report of Independent Auditors

•	Consolidated Balance Sheets

•	Consolidated Statements of Operations

•	Consolidated Statements of Stockholders’ Equity

•	Consolidated Statements of Cash Flow

•	Notes to Consolidated Financial Statements

•	Selected Consolidated Financial Data

•	Management’s Discussion and Analysis of Financial Condition and Results of Operation

•	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

•	Quantitative and Qualitative Disclosure About Market Risk

In addition the Form 8-K filed with the Securities and Exchange Commission on September 30, 2004 is incorporated in this Proxy Statement by reference.

Whether you intend to be present at the Annual Meeting or not, we urge you to return your signed proxy promptly.

By order of the Board of Directors,

Ashutosh Roy

Chief Executive Officer

November     , 2004

Annex 1

eGAIN COMMUNICATIONS CORPORATION

AUDIT COMMITTEE CHARTER

Organization

This charter governs the operations of the audit committee. The committee shall review and reassess the charter at least annually and obtain the approval of the board of directors. The committee shall be appointed by the board of directors and shall comprise at least three directors, each of whom are independent of management and the Company. If an audit committee chair is not designated or present the members of the committee may designate a chair by majority vote of the committee membership. Members of the committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company. All committee members shall be financially literate, and at least one member shall have accounting or related financial management expertise.

Statement of Policy

The audit committee shall provide assistance to the board of directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company’s financial statements, and the legal compliance and ethics programs as established by management and the board. In so doing, it is the responsibility of the committee to maintain free and open communication between the committee, independent auditors, the internal auditors, and management of the Company. In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel, or other experts, for this purpose.

Responsibilities and Processes

The primary responsibility of the audit committee is to oversee the Company’s financial reporting process on behalf of the board and report the results of their activities to the board. Management is responsible for preparing the Company’s financial statements, and the independent auditors are responsible for auditing those financial statements. The committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The committee should take the appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices, and ethical behavior.

The following shall be the principal recurring processes of the audit committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the committee may supplement them as appropriate.

•	The committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the board and the audit committee, as representatives of the Company’s shareholders. The committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, recommend the replacement of the independent auditors. The committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board. Annually, the committee shall review and recommend to the board the selection of the Company’s independent auditors, subject to shareholders’ approval.

A-1-1

•	The committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. Also, the committee shall discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company’s system to monitor and manage business risk, and legal and ethical compliance programs. Further, the committee shall meet separately with the internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations.

•	The committee shall review the internal financial statements with management and the independent auditors prior to the filing of the Company’s Quarterly Report on Form 10-Q. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the committee may represent the entire committee for the purposes of this review.

•	The committee shall review with management and the independent auditors the financial statements to be included in the Company’s Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

A-1-2

AUDIT COMMITTEE MEETING PLANNER

A =Annually; Q =Quarterly; AN =As Necessary Timing	Frequency			Planned Timing (fiscal)
Financial Management	A	Q	AN	Q1	Q2	Q3	Q4
Annual Report on Form 10-K and proxy statement	X			X
Quarterly Reports on Form 10-Q*		X		X	X	X	X
Assessment of internal control environment and systems of internal controls	X			X
New accounting and financial reporting requirements	X			X
Status of significant accounting estimates and judgments (e.g., reserves) and special issues (e.g., major transactions, accounting changes, etc.)			X
Other matters (adequacy of staffing, succession planning, etc.)			X
Executive session with management			X
Independent Auditors
Results of annual audit, (including required communications) SAS 61 report	X			X
Results of timely quarterly reviews (including required communications)*		X		X	X	X	X
Report on internal control weaknesses and other recommendations and management response	X			X
Scope of interim reviews and annual audit and fees	X			X
Required written communication and discussion of independence	X				X
Other matters (adequacy of financial staff, succession planning, etc.)			X
Executive session with independent auditors		X		X	X	X	X
Internal Auditor
Scope of internal auditing plan for upcoming year	X						X
Internal auditing costs (budget/actual)	X						X
Coordination with independent auditors	X						X
Defalcations and irregularities			X
Compliance review: Business conduct policy	X
Compliance review: Director and executive officer perquisites and expenses	X			X
Summary of significant audit findings and status update relative to annual plan		X		X	X	X	X
Executive session with Director of Internal Auditing			X

A-1-3

AUDIT COMMITTEE MEETING PLANNER (CONTINUED)

A =Annually; Q =Quarterly; AN =As Necessary Timing	Frequency			Planned Timing (fiscal)
Other Members of Management	A	Q	AN	Q1	Q2	Q3	Q4
Legal Matters (General Counsel)
• Conflict of interest and ethics policies	X			X
• Litigation status/regulatory matters			X
Information systems matters (IT Director)			X
Risk management processes and assessment (Vice President Finance and Administration)			X
Tax matters (Controller)			X
Others			X
Audit Committee
Report results of annual independent audit to the board	X			X
Recommend to the board the appointment of independent auditors	X				X
Review annual proxy statement audit committee report and charter	X				X
Evaluate audit committee effectiveness (i.e., self-assessment)	X						X
Reassess the adequacy of the audit committee charter and obtain board approval	X			X
Approve audit committee meeting planner for the upcoming year and confirm mutual expectations with management and the auditors	X						X
Evaluate Internal Auditing’s performance	X						X
Approve minutes of previous meeting		X		X	X	X	X
Report significant matters to the board			X
Executive session of committee members			X
Orientation of new members and continuing education (e.g., accounting and financial topics)			X
Other matters			X

The committee meeting planner contemplates committee chairperson leadership (with input from management and the auditors) in:

•	Developing a detailed agenda for each meeting

•	Keeping lines of communication open among the board, auditors and the committee members

*	Note the chair of the audit committee may represent the entire committee in order to facilitate conducting these reviews timely

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é    FOLD AND DETACH HERE     é

PROXY

eGain Communications Corporation

Proxy Solicited by the Board of Directors

for the Annual Meeting of Stockholders, December 15, 2004

(see Proxy Statement for discussion of items)

The undersigned hereby appoints Ashutosh Roy and Eric Smit as proxy, with power of substitution, to vote all shares of eGain Communications Corporation Common Stock which the undersigned is entitled to vote on all matters which may properly come before the 2004 Annual Meeting of Stockholders of eGain Communications Corporation, or any adjournment thereof.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

eGain Communications Corporation

c/o EquiServe

P.O. Box 9398

Boston, MA 02205-9398

é    FOLD AND DETACH HERE    é

☒

Please mark your

votes as in this

example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, 3 and 4.

				FOR	AGAINST	ABSTAIN

1. Re-election of five directors to serve for the ensuing year until their successors are duly elected and qualified or until earlier death or resignation.		2.	The restatement of the Company’s Certificate of Incorporation resulting in the Conversion of the Series A Preferred into Common Stock and the terms thereof.	☐	☐	☐
Nominees:	(01) Ashutosh Roy, (02) Gunjan Sinha, (03) Mark A. Wolfson, (04) David G. Brown and (05) Phiroz P. Darukhanavala	3.	The amendment of the Company’s Certificate of Incorporation decreasing the number of authorized shares of Common Stock.	☐	☐	☐
		4.	The Appointment of BDO Seidman, LLP as Independent Auditors.	☐	☐	☐

☐ FOR THE NOMINEES	☐ WITHHELD FROM THE NOMINEES

☐ For all nominees except as noted above		The shares represented by this Proxy Card will be voted as specified above, but if no specification is made they will be voted FOR Items 1 2, 3 and 4 and at the discretion of the proxies on any other matter that may properly come before the meeting.

		MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ☐	MARK HERE IF YOU PLAN TO ATTEND THE MEETING ☐

NOTE:    Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, give full name and title as such.

Please sign, date and return promptly in the accompanying envelope.

		Signature:	Date: